CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Bond Fund Series:

We consent to the use in this Registration Statement of Oppenheimer Convertible Securities Fund (a portfolio of the Bond Fund Series), of our report dated February 13, 2009, relating to the financial statements and financial highlights of Oppenheimer Convertible Securities Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information.

                         KPMG LLP

Denver, Colorado

April 27, 2009